                                                                    Exhibit 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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

                                                                                                Six Months Ended
                                                                Year Ended December 31,             June 30,
                                                          -----------------------------------   -------------------
                                                             1994         1995       1996         1996      1997
                                                          ---------------------------------------------------------
                                                                    (In thousands, except per share data)
Average shares outstanding                                   5,000         5,000      5,000         5,000     5,000

Assumed conversion of convertible preferred
  shares issued on December 6, 1996                          1,700         1,700      1,700         1,700     1,700

Assumed conversion of convertible preferred
  shares issued on August 21, 1997                             714           714        714           714       714

Common shares issued on August 21, 1997                        328           328        328           328       328
                                                         ---------      --------    -------       -------   -------

Total                                                        7,742         7,742      7,742         7,742     7,742

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